Exhibit (10)H

                              FNB CORPORATION

                    NON-EMPLOYEE DIRECTOR COMPENSATION

                   Effective May 9, 2006 to May 8, 2007


                            Cash Committee    Unrestricted        Total
                  Cash        Meeting Fee      Stock Award    Consideration
                (Monthly)      (Monthly)        (Annually)      (Annually)

Director(1)      $1,000           $300           $12,000         $26,400 to
                                                                 $27,000

Committee Chair  $1,000           $375           $12,000         $26,700 to
                                                                 $27,300

Chair            $2,500            --            $12,000         $42,000


Cash: Non-employee directors of FNB Corporation (the "Corporation") receive monthly cash compensation of $1,000. The Chair of the Corporation's Board of Directors (the "Board") receives additional monthly cash compensation of $1,500, for total cash compensation of $2,500 per month.

Cash Committee Meeting Fee: With the exception of the Board Chair who is not compensated for attending Board Committee ("Committee") meetings, non-employee directors of the Corporation receive $300 for each Committee meeting attended. Committee chairs receive $375 for each meeting attended of any Committee they chair. Committee meeting fees are paid monthly.

Stock Award: All non-employee directors, including the Chair, receive an annual award of approximately $12,000 in unrestricted common stock. On May 25, 2006, pursuant to Article 10 of the FNB Corporation 2006 Incentive Stock Plan, each non-employee director was granted 357 unrestricted shares of the Corporation's common stock valued at $33.62 per share, the fair market value of the stock on the date of grant.

Total Annual Consideration: The range of total annual consideration for a non-employee director is based on attendance at eight to ten Committee meetings per year. The range of total annual consideration for a Committee chair includes four Committee meetings attended as Committee chair.

On occasion, non-employee directors may also receive additional grants of equity as provided for under the FNB Corporation 2006 Incentive Stock Plan. No additional grants of equity were awarded to non-employee directors in 2006.
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(1) The First National Bank affiliate (the "Bank") board chair, who also serves as a Corporation director, receives monthly cash compensation of $2,000 and $300 per Corporation Board committee meeting attended, but does not receive a fee for Bank board committee meeting attendance.